Exhibit 99.1

For more information, contact:

Brad Pogalz (952) 887-3753

Donaldson Reports Fourth Quarter and Full-Year 2016 Earnings

Full-Year 2016 GAAP EPS of $1.42

Full-Year 2016 Adjusted EPS of $1.52

MINNEAPOLIS (September 8, 2016) — Donaldson Company, Inc. (NYSE: DCI) today announced fourth quarter and full-year 2016 results. Fourth quarter 2016 net earnings increased 5.5 percent to $59.5 million from $56.4 million last year. For the full year, net earnings declined 8.3 percent to $190.8 million from $208.1 million in 2015.

Fiscal 2016 GAAP earnings per share (EPS)1 were 44 cents in fourth quarter and $1.42 for full-year. Excluding certain one-time items, fourth quarter 2016 adjusted EPS2 increased 2.2 percent to 46 cents from 45 cents last year. Full-year 2016 adjusted EPS declined 3.8 percent to $1.52 from $1.58 in 2015. The tables attached to this press release include a reconciliation of non-GAAP to GAAP measures.

“Consistent with last quarter, both sales and operating margin improved sequentially as we saw more typical seasonality and continued benefits from our expense discipline,” said Tod Carpenter, president and chief executive officer. “We are pleased that we delivered full-year sales and operating margin in line with guidance. On the bottom line, higher-than-expected expense in ‘other income and expense’ resulted in earnings that were below our expectations.

“The markets presented significant challenges in the past year, and I am very proud of the dedication and resilience our employees have shown. As a company, we maintained an unwavering commitment to our customers while intensifying our focus on operational efficiency. Additionally, we made great progress on strengthening the company for future growth, including the implementation of our global ERP system, which we completed in August.

“Looking to fiscal 2017, we do not expect overall market conditions to improve meaningfully, so we will continue to press forward where we see opportunity. Across the world, we are actively pursuing growth of our replacement part sales while also remaining focused on winning new first-fit programs for future growth. Through these efforts, and supported by our operational discipline, we expect to translate a relatively flat sales environment into operating profit growth in fiscal 2017.”

1 All earnings per share figures refer to diluted earnings per share.

2 Adjusted earnings per share, a non-GAAP financial measure, exclude the impact of certain matters not related to the Company’s ongoing operations. See the “Accounting Considerations” section of this release for more information.

Donaldson Company Reports Fourth Quarter and Full-Year 2016 Earnings – Page 2 of 5

Sales Results

Donaldson generated fiscal 2016 sales of $593.8 million in fourth quarter and $2.22 billion for the full year, reflecting a year-over-year decline of 2.8 percent and 6.4 percent, respectively. Foreign currency translation negatively affected fourth quarter sales by $5.1 million and full-year 2016 sales by $74.2 million.

Excluding the impact from currency translation, fourth quarter sales declined 1.8 percent from 2015, reflecting a 4.4 percent decline in Industrial Products and sales of Engine Products that were comparable with last year. For the full year, constant-currency sales declined 3.2 percent, reflecting year-over-year declines in Engine Products and Industrial Products of 3.3 percent and 3.1 percent, respectively. The table below illustrates year-over-year sales performance with and without the impact from foreign currency translation.

	Three Months Ended July 31, 2016		Twelve Months Ended July 31, 2016
	Reported % Change	Constant Currency % Change	Reported % Change	Constant Currency % Change
Engine Products segment:
Off-Road	(2.6)%	(2.5)%	(17.0)%	(14.3)%
On-Road	(12.3)	(13.5)	(8.1)	(6.1)
Aftermarket	2.5	3.3	(3.0)	0.3
Aerospace and Defense	(7.2)	(7.2)	(7.6)	(6.1)
Total Engine Products	(0.5)%	—%	(6.3)%	(3.3)%

Industrial Products segment:
Industrial Filtration Solutions	(2.5)%	(1.3)%	(2.1)%	1.5%
Gas Turbine Systems	(21.1)	(19.3)	(20.0)	(18.1)
Special Applications	1.5	5.6	(5.7)	(0.6)
Total Industrial Products	(6.2)%	(4.4)%	(6.5)%	(3.1)%

Total Donaldson Company	(2.8)%	(1.8)%	(6.4)%	(3.2)%

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Donaldson Company Reports Fourth Quarter and Full-Year 2016 Earnings – Page 3 of 5

Operating Profit Results

Fourth quarter 2016 operating margin was 15.2 percent, compared with 12.8 percent last year. Fourth quarter adjusted operating margin, which excludes certain one-time charges, increased from last year by approximately 1.8 percentage points to 15.8 percent, driven by year-over-year improvements in both gross margin and operating expense as a percent of sales (“expense rate”).

Fourth quarter 2016 gross margin rate increased approximately 2.1 percentage points to 35.2 percent from 33.1 percent in 2015. Lower restructuring charges contributed approximately 0.7 percentage points of the increase, while lower raw materials costs, higher fixed-cost absorption and a favorable mix of product sales within and across businesses also contributed to the year-over-year improvement.

The expense rate in fourth quarter 2016 declined to 20.1 percent from 20.3 percent last year. The improvement from last year reflects a benefit of approximately 0.4 percentage points from previously taken restructuring actions and disciplined expense control, partially offset by higher restructuring charges in fourth quarter 2016 than 2015.

Full-year 2016 operating margin increased to 12.3 percent from 12.2 percent in 2015, and the adjusted operating margin increased to 13.2 percent from 12.9 percent last year. The full-year improvement in operating margin reflects expense rate favorability, primarily driven by the Company’s efforts to control expenses, partially offset by a year-over-year decline in gross margin, reflective of lower fixed-cost absorption.

The Company realized net other expense of $2.7 million in fourth quarter 2016 and net other income of $3.9 million for the full year, compared with net other income of $3.8 million and $15.5 million, respectively, in the comparable periods of fiscal 2015. The fourth quarter and full-year 2016 results reflect a loss on foreign exchange, compared with a gain last year. Additionally, income from Donaldson’s joint venture partnerships was lower in fiscal 2016 than 2015, which contributed to the full-year decline in other income.

Interest expense was $4.9 million in fourth quarter and $20.7 million for full-year 2016, compared with $4.1 million and $15.2 million, respectively, in 2015. The year-over-year increase was driven by the Company’s decision to increase its debt level in recent fiscal years.

The effective income tax rate in fourth quarter 2016 increased 0.3 percentage points to 28.0 percent from 27.7 percent last year. The full-year 2016 effective income tax rate declined approximately 2.0 percentage points to 25.9 percent from 27.9 percent in 2015, driven primarily by favorable settlements of tax audits and the mix of earnings between tax jurisdictions.

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Donaldson Company Reports Fourth Quarter and Full-Year 2016 Earnings – Page 4 of 5

Capital Returned to Shareholders

During fourth quarter, the Company repurchased 470 thousand shares of its common stock, or 0.3 percent, at an average price of $34.67 for a total investment of $16.3 million. In fiscal 2016, Donaldson invested $84.3 million to repurchase 2.5 million shares, or 1.9 percent, of its common stock at an average price of $33.18 per share.

On May 25, 2016, Donaldson’s Board of Directors approved a 2.9 percent increase in the quarterly cash dividend. During fiscal 2016, Donaldson paid fourth quarter and full-year dividends of $23.3 million and $91.2 million, respectively.

Fiscal 2017 Outlook

Donaldson expects full-year 2017 GAAP and adjusted EPS between $1.50 and $1.66, compared with fiscal 2016 GAAP EPS of $1.42 and adjusted EPS of $1.52. The Company expects full-year sales in a range between a 2 percent decline and a 2 percent increase compared with 2016, and the impact on total sales from foreign currency translation is expected to be immaterial.

Compared with last year, Engine Products segment sales are expected in a range between a 2 percent decline and a 2 percent increase. Aftermarket sales are expected to increase while sales related to production of heavy-duty equipment, including off-road, on-road and commercial helicopters, are expected to continue to decline compared with last year.

Industrial Products segment sales are expected in a range between a 2 percent decline and a 2 percent increase from fiscal 2016. Growth of Industrial Filtration Solutions product sales, primarily driven by sales of replacement parts, is expected to be offset by year-over-year sales declines in the Gas Turbine Systems and Special Applications businesses.

Donaldson expects a full-year 2017 operating margin between 13.3 percent and 13.9 percent and an effective income tax rate between 26.7 percent and 28.7 percent. During fiscal 2017, the Company expects to repurchase between 2 percent and 3 percent of its outstanding shares.

Accounting Considerations

During the fiscal years 2016 and 2015, Donaldson implemented restructuring actions to align its cost structure with customer demand. In fiscal 2016, these activities resulted in pre-tax restructuring charges of $3.5 million in fourth quarter and $16.1 million for the full year, compared with fiscal 2015 restructuring charges of $7.2 million and $13.0 million, respectively.

During first quarter 2016, the Audit Committee of Donaldson’s Board of Directors engaged independent external counsel and independent forensic accountants to investigate revenue recognition issues in Donaldson’s European Gas Turbine Systems business. The investigation was completed in second quarter 2016 and resulted in pre-tax charges of $3.1 million.

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Donaldson Company Reports Fourth Quarter and Full-Year 2016 Earnings – Page 5 of 5

Miscellaneous

The Company will webcast its fourth quarter and full-year 2016 earnings conference call today at 9:00 a.m. CDT. To listen to a live webcast of the call, visit the Events & Presentations section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available within the Events & Presentations section of the Company’s Investor Relations website beginning at approximately 12:00 p.m. CDT today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, world economic factors and the ongoing economic uncertainty, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets and governmental laws and regulations. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K and interim financial reports on Form 10-Q. Donaldson undertakes no obligation to publicly update or revise any forward-looking statements. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-K.

About Donaldson Company

Founded in 1915, Donaldson Company (NYSE: DCI) is a global leader in the filtration industry with approximately 140 sales, manufacturing and distribution locations in 44 countries. Donaldson’s innovative filtration technologies improve people’s lives, enhance customers’ equipment performance and protect the environment. For more information, visit www.Donaldson.com.

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